Exhibit 99.1

                  First Federal Names David Reinke Acting CFO

    LA CROSSE, Wis., May 12 /PRNewswire-FirstCall/ -- First Federal Capital Corp (Nasdaq: FTFC), parent company of First Federal Capital Bank, has announced the promotion of David Reinke to Senior Vice President and Acting Chief Financial Officer (CFO) for the organization. Reinke is a long-time employee of First Federal, most recently serving as Vice President - Internal Audit. He has also held the position of Controller for the Bank.

    Prior to joining First Federal in 1989, Reinke was an Audit Supervisor for the public accounting firm Hawkins, Ash, Baptie & Company (HABCO), for six years. He holds a Bachelor of Science Degree in Accounting from the University of Wisconsin - Platteville, and passed the Certified Public Accountant examination in 1986.

    Reinke fills the position which was vacated when First Federal's CFO, Treasurer and Senior Vice President Mike Dosland was called to active duty as a Lieutenant Colonel in the Army National Guard. Reinke will hold the position of acting CFO until the proposed acquisition of First Federal Capital Corp by Associated Banc-Corp is consummated later in 2004 or Dosland returns.


    About First Federal

    First Federal's banking subsidiary, First Federal Capital Bank, was established in 1934, and is headquartered in La Crosse, Wisconsin. With assets of $3.7 billion, First Federal is a community bank serving businesses and consumers through 49 supermarket banks, 42 brick and mortar locations, three stand-alone loan production offices, a high school banking office and 140 ATMs located in over 45 communities in Wisconsin, northern Illinois, and Minnesota. The Company serves more than 250,000 households with checking, savings, investment and loan products. In addition, First Federal provides commercial real estate lending services and holds a dominant market share position for residential mortgage lending in many of its markets. The Company offers business banking products in Rochester and St. Paul, Minnesota, as well as La Crosse, Wausau, Appleton and Oshkosh, Wisconsin.

    Certain matters in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability as established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include words and phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends to," or similar expressions. Similarly, statements that describe First Federal's future plans, objectives or goals are also forward-looking statements. First Federal wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this press release, and to advise readers that various factors could affect First Federal's financial performance and could cause actual results for future periods to differ materially from those anticipated or projected. Such factors include, but are not limited to: (i) general market interest rates, (ii) general economic conditions, (iii) legislative/regulatory changes,
(iv) monetary and fiscal policies of the U.S. Treasury and Federal Reserve,
(v) changes in the quality or composition of First Federal's loan and investment portfolios, (vi) demand for loan products, (vii) deposit flow,
(viii) competition, (ix) demand for financial services in First Federal's markets, and (x) changes in accounting principles, policies or guidelines.



SOURCE  First Federal Capital Corp
    -0-                             05/12/2004
    /CONTACT: Jack C. Rusch, President and Chief Executive Officer of First Federal Capital Corp, +1-608-781-4636/
    (FTFC)

CO:  First Federal Capital Corp
ST:  Wisconsin
IN:  FIN
SU:  PER